Exhibit 10.14

Customer Services	1700 MacCorkle Ave SE
Charleston WV 25314

PO Box 1273
May 11, 2004	Charleston WV 25325-1273

304 357 2000

Mr. Dwight N. Lockwood

Vice President Regulatory Affairs

Global Energy, Inc.

Suite 2650

312 Walnut Street

Cincinnati, Ohio 45202

Re:	Proposed Delivery Meter for Lima Energy Company
	Measuring Station No.:	738314
	Line No.:	D-500
	Township/District:	Perry
	County:	Allen
	State of:	Ohio
	Facility Request ID:	F-4482

Dear Mr. Lockwood:

Columbia Gas Transmission Corporation (Columbia) has received the request of Lima Energy Company (Customer) for the construction of a new point of delivery (POD), to be located on Columbia’s Pipeline Number D-500 in Perry Township, Allen County, Ohio. This new POD shall be designed and constructed to deliver quantities up to 84,000 Dth/d to Customer at an operating pressure of 450 psig. The 450 psig operating pressure applies only to the design of the facilities to be designed and installed by Columbia. Columbia understands that Customer expects to finance the Lima Energy project in third-quarter 2004, and that design and construction is expected to take approximately 36-months. Columbia also agrees that, subject to timely support and coordination, as summarized in this document, it will arrange for the Facilities to be constructed, tested and ready for service by approximately July 1, 2007.

Attachment A hereto sets forth in detail the responsibilities of Columbia and Customer for the design, acquisition of materials, construction and installation, ownership, operation and maintenance, and removal of the facilities (hereinafter referred to as the “Facilities”) required by Customer’s request.

CONSTRUCTION OF FACILITIES. Subject to the contingencies contained herein, Columbia and/or Customer, if Customer is so designed on Attachment A, shall install/construct the Facilities as set forth on Attachment A.

Customer understands that it has the right to provide and/or install/construct the Facilities. If Customer is responsible under this Agreement for performing some or all of the installation/construction fo the Facilities, Customer shall: (i) use only the type of metering facilities specified by Columbia and install the Facilities in accordance with Columbia’s Construction Specifications and Section 26 “Measurement” of the General Terms and Conditions of Columbia’s FERC Gas Tariff, both as amended from time to time, applied on a uniform basis; (ii) provide access to the Facilities during such installation and permit Columbia personnel to inspect the Facilities for the purpose of ensuring compliance with Columbia’s standards, applied on a uniform basis; (iii) pay Columbia a charge for any inspection conducted pursuant to above item (ii), calculated on a uniform basis; (iv) provide Columbia with drawings for design review and approval and (v) provide adequate assurance that Customer and its contractor(s) will abide by the terms of this Agreement, including, but not limited to, above item (i). Any inspection and approval by Columbia shall in no way constitute a warranty by Columbia to Customer or any third party with respect to the design, construction and installation performed by Customer or its contractor(s) or subcontractor(s).

OPERATION AND MAINTENANCE. Columbia and/or Customer will operate and maintain the Facilities as set forth on Attachment A, provided, Columbia can at a future date require Customer, in Columbia’s discretion, to become responsible for the operation and maintenance of the meter. When Attachment A defines Customer as being responsible for operation and maintenance of the meter, or in the event Columbia elects for Customer to assume these responsibilities at a later date, Customer has the choice of contracting with a Columbia approved service contractor to provide meter operation and maintenance, or reimbursing Columbia to perform these services. If Customer chooses to use a Columbia approved service contractor, Customer should notify Columbia of its choice and Columbia will provide the service contractor with detailed meter operation and maintenance instructions at that time.

As further clarification of Attachment A, operation and maintenance of the meter encompasses the following activities:

(i)	testing, inspection and calibration of the primary and secondary elements, and of other devices that directly effect measurement and energy determination, such as gas samplers, chromatographs, and flow computers. Testing and inspection frequencies, and corresponding tolerances, shall be specified by Columbia;

(ii)	reading the meter and/or changing the meter chart;

(iii)	providing pens, ink and charts;

(iv)	performing volume and energy determination; and

(v)	obtaining and analyzing gas samples.

Columbia shall have the right, regardless of which party is responsible for operation and maintenance activities, to inspect the Facilities and perform any tests it deems necessary at such times as it deems appropriate without prior notice. If Columbia, in its sole discretion, determines the Facilities are not performing satisfactorily, Columbia reserves the right to make repairs, or require Customer to do so. If Columbia makes the repairs, Customer will pay Columbia for all maintenance and repairs within thirty (30) days after receipt of an invoice from Columbia. Columbia will use its best efforts in operation and volume/energy determination, but assumes no liability for any damages as a result of error or omission. Columbia will forward production meter statements to Customer or Customer’s designee. The Customer may request additional tests or inspections beyond those normally scheduled by Columbia. The Customer shall reimburse Columbia for the actual cost of the test, inspection and repairs, as applicable.

ELECTRICAL SPECIFICATIONS. Installation of all electrical and instrumentation facilities shall conform to all provisions of the National Electrical Code (NFPA Subpart 70), the American Gas Association Classification of Gas Utility Areas for Electrical Installation (XF0277), and ANSI/ISA RP12.6 Installation of Intrinsically Safe Instrument System in Class I Hazardous Locations. All electrical equipment installed in a building containing all or a portion of the Facilities shall be classified and designed for Class I, Division 2, Group D locations. Any equipment which vents or bleeds natural gas shall be piped in such a way so as to vent or bleed outside any enclosed structure in which it may be installed.

PROTECTION OF COLUMBIA FACILITIES FROM FAULT CURRENT EFFECTS. Customers generating electricity shall ensure that power system faults do not cause adverse effects to TCO facilities. Due to ground potential rise (GPR) of the generating plant grounding system, the pipeline serving the generating facility can be raised to several thousand volts above ground. Columbia’s pipeline can attain true earth potential due to its length. This will result in a difference of potential between Columbia’s facilities and the customer’s facilities equal to the GPR of the generating station. This voltage will appear across the pipeline insulation device between Columbia’s and the customer’s facilities. The pipeline insulating device shall be capable of isolating Columbia’s facilities from the full GPR of the generating plant with a factor of safety of at least 1.5. Proper mitigation techniques shall be implemented to ensure that the GPR does not result in coating stress voltages or touch potentials at TCO facilities in excess of the following limits.

Columbia’s maximum acceptable coating stress voltage for FBE coating is 2000 Volts. Columbia’s maximum acceptable touch potential for our facilities is 15 Volts.

Columbia also reserves the right to review the mitigation plan prior to installation.

LAND RIGHTS. Customer will provide the land upon which the Facilities are to be constructed except for the land rights necessary for the installation of the tap and Pipeline No. D-666. Columbia shall acquire the necessary land rights for installation of the tap and Pipeline No. D-666. The location and suitability of such site must meet with Columbia’s approval. Customer shall accept full responsibility for providing a site that is free of any hazardous substances, pollutants or contaminants. Should any such material be discovered on the site, either prior to, during or following construction or operations, then Customer shall be responsible for all costs associated with cleaning up the site, except for materials specifically generated solely by Columbia due to the operation and maintenance of its facilities. Customer shall ensure that all land rights are in place for the installation, construction, operation, and maintenance of the Facilities, and Customer shall further ensure that Columbia has all rights of ingress and egress, and all other land use rights necessary for Columbia to carry out its rights and responsibilities as set forth in this agreement. In the event that this POD is ever to be retired or abandoned, Customer shall be responsible for all costs associated with the removal of the Facilities.

PAYMENT FOR FACILITIES. Columbia estimates its cost for the design, permitting, materials, construction and installation of the Facilities for which it is responsible, including “gross-up” for income tax purposes, to be $6,877,888.00. Customer shall return a signed copy of this agreement and provide a lump sum Contribution in Aid of Construction for the full amount at this estimated cost, contemporaneously with project finance or December 1, 2004, whichever is earlier. Upon completion of the construction/installation of the Facilities, Columbia shall render a final invoice for actual costs expended. If the actual costs exceed the prepayment made by Customer, then Customer shall pay the difference to Columbia within thirty days of the date of the final invoice. If Customer fails to make timely payment of such invoice, then Columbia will be entitled to assess interest computed at the rate set forth in Section 154.501 of the Federal Energy Regulatory Commission’s (FERC) regulations. Such interest shall accrue on unpaid amounts beginning on the payment due date of Columbia’s invoice to Customer and shall terminate when such invoice is paid. Should the actual costs be less than the prepayment made by Customer, then Columbia shall refund such difference to Customer within thirty days of the date of the final invoice.

ADHERENCE TO SPECIFICATIONS. Customer agrees to adhere to the requirements of Columbia’s facility specifications and to Section 26 “Measurement” of the General Terms and Conditions of Columbia’s FERC Gas Tariff, both as amended from time to time. Any facilities constructed and installed by Customer shall be subject to inspection and approval by Columbia personnel.

INSPECTIONS & APPROVALS. Customer agrees that inspections and approvals by Columbia are solely for Columbia’s internal use and needs. Customer agrees not to rely upon such inspections and approvals to meet Customer’s responsibilities, and Customer further agrees to hold Columbia harmless from, and Customer hereby releases Columbia from any and all liability related directly or indirectly to the use or application of such inspections and approvals.

FUTURE EQUIPMENT. Columbia reserves the right, in its reasonable discretion, to require at some future date that additional equipment be installed at the new POD for measuring purposes, for monitoring of the gas quality, or for assuring safe operation of the Facilities and Columbia’s pipeline system. Such future installation may include, but not be limited to, equipment such as electronic measurement, overpressure protection, chromatograph, gas conditioning equipment, etc. Should Costumer refuse to enter into an agreement with Columbia regarding the installation and cost responsibility of such future equipment, then Columbia shall be under no obligation to maintain delivery through this POD.

FERC APPROVALS. Construction and installation of the Facilities may require Columbia to obtain prior approval under the FERC’s regulation. In this connection, Customer shall cooperate with and provide to Columbia on a timely basis all information and data requested by Columbia which Columbia deems necessary to obtain FERC’s approval.

COMPLIANCE WITH APPLICABLE LAWS. Columbia and Customer agree to comply with all applicable federal, state and local laws, rules and regulations and orders relating to the installation/construction, operation and maintenance of the Facilities, pipeline, regulation, heater or other facilities.

LIMITATION OF LIABILITY. Neither party shall be liable to the other any special, indirect, incidental, punitive or consequential damages of any nature however arising, (including, without limitation, loss of actual or anticipated profits or revenue, loss by reason of shut down, loss of use, loss of interest, or no-operation or increased expense of operation), even if advised of their possible existence. The limit of Columbia’s total liability arising from this Agreement, regardless of the theory of recovery, including breach of contract, tort, negligence, or strict liability, shall not in the aggregate exceed $100,000.00.

FORCE MAJEURE. Section 15 “Force Majeure” of the General Terms and Conditions of Columbia’s FERC Gas Tariff as amended from time to time applies to Columbia’s performance of this agreement.

INSURANCE & INDEMNITY. Customer and Columbia will maintain an insurance program consistent with insurance programs maintained by regulated utilities in the U.S., and will cause its contractors and sub-contractors to maintain insurance programs and indemnification consistent with Attachment B.

INVALID PROVISIONS. If any provision in whole or part is found by a court of competent jurisdiction to be invalid then this agreement shall be construed as reformed to the extent necessary to render such provision valid, and this Agreement shall remain in effect as reformed.

TERMINATION. A. Customer may terminate this agreement at any time prior to the completion of the construction and installation of the Facilities; provided, however, that Customer shall reimburse Columbia for all actual costs and expenses incurred by Columbia as of the effective date of the termination, which shall be no earlier than the date on which Columbia receives written notification of such termination. Such costs shall include both external and internal costs relating to the design, regulatory approvals, permitting, purchase of materials and construction and installation of the Facilities, including any cancellation charges for materials or equipment. Such costs shall be paid within thirty days of the date of an invoice from Columbia. The obligation to pay these costs shall survive the cancellation of this Agreement by Customer.

B. This Agreement, which provides for the ongoing operation and maintenance of the Facilities after their installation/construction, shall remain in full force and effect for as long as the gas being delivered through this new POD is actively being delivered for transportation, pooling or aggregation on Columbia’s system pursuant to a Columbia service agreement, and Customer has not breached any of the terms of this Agreement. If the foregoing conditions are not being satisfied at any time after the installation/construction of facilities, Columbia may terminate this Agreement upon written notice to Customer.

CONTINGENCIES. This agreement is contingent upon:

(a)	Columbia obtaining any and all necessary corporate and financing approvals;

(b)	the receipt of all necessary regulatory approvals and authorizations upon terms and conditions acceptable to Columbia and Customer;

(c)	Customer obtaining any and all necessary land rights to construct, install, operate and maintain the Facilities.

NOTICES. Notices to Columbia under this Agreement shall be addressed to it at Columbia Gas Transmission Corporation, P. O. Box 1273, Charleston, West Virginia 25325-1273, Attention: Manager, Customer Services. Notices to Customer shall be addressed to it at Suite 2650, 312 Walnut Street, Cincinnati, OH 45202, Attention: Project Director, unless and until changed by written notice.

GOVERNING LAW. This Agreement shall be governed by the laws of the state in which the Facilities are located, except as to any matters subject to federal law and the exclusive jurisdiction of the FERC.

MUTUAL INTENT. This Agreement represents the mutual intent of the parties to this Agreement, accordingly the Agreement will not be interpreted so as to favor the non-drafting party.

PARTIES IN INTEREST. Nothing in this agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

ASSIGNMENT. This Agreement can only be assigned upon the written agreement of Columbia and Customer.

If you are in agreement with the foregoing, please execute both originals of this Agreement and return one to me at the above address within sixty (60) days from the date of this Agreement.

Sincerely,

COLUMBIA GAS TRANSMISSION CORPORATION

By:	/s/ Jeanne A. Adkins
Name:	Jeanne A. Adkins
Its:	Manager – Customer Services

LIMA ENERGY COMPANY

By:	/s/ Dwight N. Lockwood
Name:	Dwight N. Lockwood
Its:	Secretary